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                                                                 Exhibit 99.1

                                                        FOR IMMEDIATE RELEASE


                           OrCAD AND SUMMIT DESIGN ANNOUNCE
                            TERMINATION OF PROPOSED MERGER

     Beaverton, Oregon, February 2, 1999 -- OrCAD-Registered Trademark- (NASDAQ:OCAD) and Summit Design (NASDAQ:SMMT) today announced that they have mutually agreed to terminate the Agreement and Plan of Reorganization originally announced on September 20, 1998. The Boards of Directors of Summit and OrCAD determined that the proposed merger is no longer in the best interests of the companies' respective stockholders.

ABOUT OrCAD

     Founded in 1985, OrCAD (NASDAQ:OCAD) is the leading supplier of Windows EDA software and services to electronics companies worldwide. The company's solutions increase productivity in the management of component data, and in the design of field-programmable gate arrays (FPGAs), complex programmable logic devices (CPLDs), analog and mixed analog-digital circuits, and printed circuit boards (PCBs). OrCAD serves many segments of the worldwide electronics industry, including aerospace, telecom, industrial control, military, medical equipment, semiconductor, computer, and consumer products.

     The company is headquartered at 9300 S.W. Nimbus Avenue, Beaverton, Oregon, 97008 with offices in Irvine, California; Yokohama, Japan; and Basingstoke, England. In other countries worldwide, a network of resellers represents OrCAD.

ABOUT SUMMIT DESIGN

     Summit Design, Inc. (NASDAQ:SMMT) is a leading international supplier of engineering software products in the areas of high-level design creation, analysis, verification, and optimization. The world's top electronics companies use Summit products to increase engineering productivity, decrease


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time to market, and improve the quality of their products.

     Summit Design is headquartered at 9305 S.W. Gemini Drive, Beaverton, Oregon, 97008 with offices in Herzelea, Israel; St. Paul, Minnesota; and Campbell, California.


NOTE: OrCAD is a registered trademark and all OrCAD product and service names are either registered trademarks, trademarks, or service marks of OrCAD, Inc. Microsoft, Windows, and Windows NT are either registered trademarks or trademarks of Microsoft Corporation in the United States and/or other countries. All other trademarks are the property of their respective holders.



Contact: Jean Armstrong
Armstrong Kendall, Inc.
3800 S.W. Cedar Hills Blvd., Suite 226
Portland, Oregon 97005 U.S.A.
PH:  503-643-7663
FX:  503-672-4699

Contact: Dave Bundy
OrCAD, Inc.
9300 S.W. Nimbus Avenue
Beaverton, Oregon 97008 U.S.A.
PH:  503-671-9500
FX:  503-671-9501

Contact: Al Koob
Summit Design, Inc.
9305 S.W. Gemini Drive
Beaverton, OR 97008
PH:  503-643-9281
FX:  503-646-4954